Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Rob Campbell
March 4, 2010		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036
NORDSTROM REPORTS FEBRUARY SALES
     SEATTLE, Wash. (March 4, 2010) — Nordstrom, Inc. (NYSE: JWN) today reported a 10.3 percent increase in same-store sales for the four-week period ended February 27, 2010 compared with the four-week period ended February 28, 2009. Preliminary total retail sales of $539 million for February 2010 increased 14.5 percent compared with total retail sales of $471 million for the same period in fiscal 2009.
Sales Recording
     To hear Nordstrom’s pre-recorded February sales message, please dial (402) 220-6036. This recording will be available for one week.
February Sales Results
(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
							Multi-channel
	Fiscal	Fiscal	%		Full-line		(Full-line Stores	Rack
	2010	2009	Increase	Total	Stores	Direct	and Direct)	Stores
February	$539	$471	14.5%	10.3%	9.3%	50.3%	12.2%	2.3%

Number of stores	2/27/10	2/28/09

Full-line	112	109
Rack and other	73	60

Total	185	169

Gross square footage	22,803,000	21,876,000
Expansion Update
     In February, Nordstrom opened one Nordstrom Rack store at The Centre at Post Oak in Houston, Tex. In March, Nordstrom plans to open a full-line store at South Shore Plaza in Braintree, Mass. Nordstrom also plans to open three Nordstrom Rack stores at The Palms at Town & Country in Kendall, Fla.; Miracle Marketplace in Coral Gables, Fla.; and Cherry Creek in Denver, Colo.
Future Reporting Dates
     Nordstrom’s planned financial release calendar for the next three months currently includes:

March Sales Release	Thurs., April 8, 2010
April Sales Release	Thurs., May 6, 2010
First Quarter Earnings Release	Thurs., May 13, 2010
May Sales Release	Thurs., June 3, 2010

Sales And Returns Alignment
     Beginning in February 2010 we have made changes to our internal reporting of sales returns to better align sales and sales returns within each channel. This realignment has no effect on total sales at a company level and does not materially affect previously reported same-store sales. For purposes of calculating 2010 same-store sales results, 2009 net sales results for both full-line and Direct channels have been revised to reflect this realignment of returns. Please see the Investor Relations section of our web site, www.nordstrom.com, for additional information.
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 185 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 112 full-line stores, 70 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2009 our Form 10-Q for the fiscal quarter ended October 31, 2009, and our Form 10-K for the fiscal year ended January 30, 2010, to be filed with the SEC on or about March 19, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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